Exhibit 10.1

November 20, 2008

Ms. Carol Larson, HR

Mr. Luke Schneider

Heron Lake BioEnergy LLC

91246 390th Avenue

Heron Lake, MN 56137

Dear Carol and Luke:

On behalf of CFO Systems, we appreciated the opportunity to meet you and your accounting team, and to present our credentials and proposal.  It has been a pleasure learning about Heron Lake BioEnergy, your organization, and your culture.

This letter agreement expresses the understanding between Heron Lake BioEnergy, LLC (“you” or the “Company”) and CFO Systems, LLC (“we” or “CFO Systems”) regarding the consulting services we will provide you.  If the provisions of this agreement are acceptable to you, please sign one copy of this letter and return it to me at your earliest convenience.  The second original copy is for your files.

As a condition of giving any member of the CFO Systems team access to you or your files, CFO Systems will require that such person agree to be bound by the terms of this agreement.  CFO Systems also agrees that it will be responsible for the breach of this agreement by any such person.

At this time, CFO Systems anticipates assigning Brett L. Frevert, CPA to this project and using our other personnel on an as-needed basis.  The services described in this agreement will be provided on an independent contractor basis.  Neither CFO Systems nor Mr. Frevert (or any other person assigned to your project) is an employee, partner, or co-venturer of, or in any other service relationship with, the Company.

We understand that neither CFO Systems nor any member of its team is authorized to speak for, represent, or obligate the Company in any manner without the prior authorization from the Company’s Chief Executive Officer which authorization may be oral, by email, or in writing.  We will not hold ourselves out as having such authority to any other person and we will not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent.  Because of our independent contractor relationship, you are not obligated and will not obtain any workers’ compensation insurance for any person providing services under this agreement.  Further, we understand that neither CFO Systems nor any member of its team is entitled to participate in or receive benefits under any group benefit plan maintained or sponsored by you. CFO Systems will be solely responsible for all payroll and other taxes arising from compensation and other amounts paid to it under this agreement.

During the term of our engagement, we will comply with all of the Company’s written policies and procedures which have been provided to us, including the Company’s Procedures and Guidelines Governing Insider Trading and Tipping, as well as direction given by the Company’s Board of Governors.  CFO Systems and any member of its team will report to the Company’s Board of Governors, but may receive direction from, and work with, the CEO on a day to day basis.

We will perform the services described in this letter either at your office or at a location we specify, as the circumstances require.

We have agreed to provide the following services in the following areas:

•                  day-to-day leadership and oversight for the Heron Lake BioEnergy finance department.  As part of this role, we will coach, train and guide your full-time staff.

•                  CFO-level expertise in areas such as the annual audit, SEC filings, reports to members, lender reporting and tax filings.

•                  Strategic planning, forecasting, and budgeting.

We currently estimate that the total hours for these services will be between 500 and 800 hours; we will review the services provided on a bi-weekly basis.

We bill for our services on an hourly basis for actual hours of service provided.  You will be billed a rate equal to $130/hour regardless of which member of the CFO Systems team performs the services.  We will submit invoices on a bi-weekly basis and payment will be due within two weeks of receipt.  You will use these invoices as one means of evaluating our progress, and to set future goals.  In addition, you agree to reimburse us for all actual reasonable and necessary expenditures that are directly related to the services provided to you.  These expenditures may include expenses related to travel (i.e. mileage, hotel, meals, etc.), telephone calls, postal expenditures, equipment or office supply purchases; provided, however, that any single expenditure which exceeds two hundred fifty dollars ($250) must be authorized by the Company’s CEO or Human Resources Manager in writing prior to the expenditure.  We understand that the Company reserves the right to refuse to reimburse us for any expenses that do not receive the required pre-approval.

The term of this agreement shall extend from the signing of this letter by both parties until terminated by mutual agreement or until terminated by either party upon fourteen (14) days notice to the other.  After 500 hours of services have been provided, the Company and CFO Systems will meet to determine the need for additional services.  Further, the Company may terminate this agreement immediately for “cause” which means one or more of the following by CFO Systems or any member of the team providing the Company services:

(i) any fraud, misappropriation, theft, embezzlement or other material act of dishonesty against the Company; (ii) any conviction of, or nolo contendere plea to, a felony or gross misdemeanor; (iii) intentional or malicious misconduct or other willful or wanton misconduct in the performance of the services described in this agreement; (iv) illegal or dishonest acts; (v) any public conduct that has or can reasonably be expected to have a detrimental effect on the Company; or (vi) any material breach of this agreement.

Upon the expiration or earlier termination of this agreement, you will pay us for the hours of service accrued and unpaid through the date of expiration or termination, as well as for any reimbursable expenses incurred through such date and for which we have not received reimbursement.

CFO Systems hereby agrees to indemnify and hold the Company, its employees, governors and affiliates, harmless from and against all claims, damages, costs, expenses, fines, or liabilities (including, without limitation, reasonable attorneys’ fees and expenses) directly arising out of material breach of this agreement by CFO Systems or any person providing services to the Company under this agreement (with the violation of any of the covenants in Exhibit A constituting a material breach), material violation of law or violation of any policy of the Company by any of the foregoing, or willful misconduct by any of the foregoing.  CFO Systems will not be liable to the Company for any special, consequential, indirect or punitive damages, except as CFO Systems may otherwise be obligated to indemnify the Company against the same pursuant to this paragraph.  Neither termination of, nor completion of the services under, this agreement shall affect these indemnification provisions, which shall survive any such termination or completion and remain operative and in full force and effect.

The provisions relating to non-solicitation and protection of your confidential information, which are set forth on the attached Exhibit A, will survive any termination of this agreement and remain in full force and effect thereafter.  The provisions relating to confidentiality supersede and replace any previous agreement between CFO Systems and the Company relating to confidentiality and non-disclosure of information.

Brett L. Frevert, by countersigning this agreement, agrees to serve as the Company’s Interim Chief Financial Officer when appointed by, and at the pleasure of, the Company’s Board of Governors.  Mr. Frevert further acknowledges and agrees that in the capacity as Interim Chief Financial Officer he will serve as the “principal financial officer” and “principal accounting officer” of the Company.

This agreement constitutes the complete agreement of the parties, setting forth the entire understanding and agreement of the parties as to the subject matter contained therein and supersedes all prior discussions and understandings in respect to the subject of this agreement, whether written or oral.  This agreement shall be governed by and construed in accordance with the substantive laws of the State of Minnesota, without regard to the rules or statutes of any jurisdiction with respect to conflict of laws.

As always, please feel free to contact us immediately with any issues, concerns, or questions.  We appreciate the opportunity to work with you, and are looking forward to our relationship with Heron Lake BioEnergy.

Sincerely,

CFO Systems, LLC

/s/ Brett L. Frevert

Brett L Frevert, CPA
Managing Director
402 884 0066 ext. 102
bfrevert@cfosystemsllc.com

ACCEPTED AND AGREED:

Heron Lake BioEnergy, LLC

By:	/s/ Robert J. Ferguson

Robert J. Ferguson
Chief Executive Officer

Dated:	11/25/08

ACCEPTED AND AGREED:

/s/ Brett L. Frevert
Brett L. Frevert

Dated:	11/25/08

This is Exhibit A to that certain letter agreement entered into between Heron Lake BioEnergy, LLC and CFO Systems, LLC dated November 20, 2008.  Capitalized terms in this Exhibit which are not otherwise defined have the meanings assigned to them in the letter agreement.

EXHIBIT A

CONFIDENTIAL INFORMATION AND OTHER COVENANTS

1.             Definition.  “Confidential Information” means information not generally known whether presently existing or developed in the future, including trade secrets, about the Company’s methods, processes, technology, intellectual property, products or services, inventions, vendor names, customer lists, management systems, capitalization or funding, compensation structure, and sales and marketing plans.  All information disclosed to CFO Systems or to which we have access or which we generate on behalf of the Company during the term of this agreement shall be presumed to be Confidential Information.

2.             Exceptions.  The burden of establishing that any information possessed by CFO Systems is not Confidential Information shall be CFO System’s.  This burden shall be met only if we are able to establish by clear and convincing evidence that the information, free of any obligations of confidentiality:

(a)           became generally known or available to the public other than as a result of a disclosure by CFO Systems or anyone to whom we transmitted the information;

(b)           was available to CFO Systems on a non-confidential basis prior to the Company’s disclosure to us (as evidenced by written records of CFO Systems in existence prior to a disclosure by the Company of the information involved); or

(c)           became available to CFO Systems on a non-confidential basis from a source other than one who is bound by a nondisclosure or confidentiality agreement or other obligation of secrecy with respect to such information.

3.             Non-Disclosure.  In performing the services described in the agreement, CFO Systems may be exposed to and will be required to use certain Confidential Information of the Company.  We agree that we will not use directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the Chief Financial Officer of the Company, either during or after the term of this agreement, for as long as such information retains the characteristics of Confidential Information.

4.             Ownership and Use. We agree that all materials developed by CFO Systems on behalf of the Company in connection with the services, or provided by or on behalf of the Company to CFO Systems, whether or not conceived or provided by or on behalf of the Company during our affiliation therewith, are and shall remain the exclusive property of the Company, and we shall not copy, summarize or remove from the Company’s premises such Confidential Information or material in whole or in part at any time prior to or after termination except as permitted in writing by an officer of the Company.  Promptly upon the expiration or termination of this agreement, or upon the request of the Company, we shall return to the Company all documents and tangible items, including samples, provided to CFO Systems or created by CFO Systems for use in connection with the services, including without limitation all Confidential Information, together with all copies and abstracts thereof.

5.             Use of Information.  Confidential Information furnished by the Company to CFO Systems under this agreement shall be used by CFO Systems solely for the purpose and furtherance of the services described in the agreement and will be treated by CFO Systems with at least the same degree of care as we accord our own confidential and proprietary information.  We shall not disclose Confidential Information except to those employees and representatives of the Company who are required to have the Confidential Information in order to perform their respective duties in connection with the services.

6.             Non-Solicitation Covenant.  In consideration of CFO System’s engagement as a consultant of the Company and the compensation to be paid to CFO Systems pursuant to the terms of this agreement, we covenant that we will not, during the term of this agreement and for one (1) year following the termination of this agreement, without the Company’s prior written consent, either directly or indirectly, on CFO System’s own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person employed by or who is a consultant of the Company, whether or not such employee is a full-time, or part time employee or consultant of the Company.

7.             Return of Property.  On termination of this agreement, (i) we shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the services, the business, products, practices or techniques of the Company, and all other property, trade secrets and Confidential Information (as defined above), including, but not limited to, all documents which in whole or in part contain any trade secrets or Confidential Information or relating to the services, which in any of these cases are in CFO Systems’ possession or under its control; and (ii) the Company shall return to CFO Systems all property and information, if any, in the possession of the Company or any of its employees, representatives or agents not furnished to the Company in connection with the services on the request of CFO Systems.

8.             Injunctive Relief.  The parties acknowledge it would be impossible or inadequate to measure and calculate the damages to the Company from any breach of the covenants set forth on this Exhibit.  Accordingly, in the event of a breach of any of those sections by CFO Systems, the Company shall be entitled, in addition to any other right or remedy available to it, to obtain an injunction from a court of competent jurisdiction restraining or preventing that breach or threatened breach and to specific performance of any such provision of this agreement.  No bond or other security shall be required of the Company in obtaining any such equitable relief.